EXHIBIT 10.10
ITT Corporation
Senior Executive Change in Control Severance Pay Plan
(amended and restated as of January 1, 2015)

1.	Purpose
The purpose of this ITT Corporation Senior Executive Change in Control Severance Pay Plan (“Plan”) is to assist in occupational transition by providing Severance Benefits, as defined herein, for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan. This Plan is amended and restated effective as of January 1, 2015 (the “Effective Date”). The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. §2510.3-2(b) and is maintained as an unfunded plan for the purpose of providing benefits to a select group of management or highly compensated employees within the meaning of 29 C.F.R. § 2520.104-24.

2.	Covered Employees
Covered employees under this Plan (“Special Severance Executives”) are full-time salaried employees of ITT Corporation (“ITT”) and of any participating subsidiary company (including any successor to a participating subsidiary that continues to be wholly owned, directly or indirectly, by ITT) (“ITT Subsidiary”) (with ITT, collectively or individually as the context requires, “Company”) who are in Job Level M7, M6 or M5 (only including M5 employees who are headquarters staff) or were in Job Level M7, M6 or M5 (only including M5 employees who are headquarters staff) at any time within the two year period immediately preceding an Acceleration Event.
“Job Level M7, M6 and M5” shall have the meaning given such terms under the executive classification system of the ITT Human Resources Department as in effect immediately preceding an Acceleration Event. After the occurrence of an Acceleration Event, the terms “ITT”, “ITT Subsidiary” and “Company” as used herein shall also include, respectively and as the context requires, any successor company to ITT or any successor company to any ITT Subsidiary and any affiliate of any such successor company.

3.	Definitions
An “Acceleration Event” shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock $1 par value, of ITT (the “Stock”); (ii) any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT, or any employee benefit plan sponsored by ITT or a subsidiary of ITT, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of ITT (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock of ITT (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the consummation of (A) any consolidation, business combination or merger involving ITT, other than a consolidation, business combination or merger involving ITT in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of ITT (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of ITT (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT, (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT within a 12-month period unless the election or nomination for election by ITT’ stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period or (v) any person (within the meaning of Section 13(d) of the Act) (other than ITT or any subsidiary of ITT or any employee benefit plan (or related trust) sponsored by ITT or a subsidiary of ITT) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.
“Cause” shall mean action by the Special Severance Executive involving willful malfeasance or gross negligence or the Special Severance Executive’s failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on the part of the Special Severance Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Good Reason” shall mean (i) without the Special Severance Executive’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Special Severance Executive, (A) a reduction in the Special Severance Executive’s annual base compensation (whether or not deferred), (B) the assignment to the Special Severance Executive of any duties inconsistent in any material respect with the Special Severance Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (ii) without the Special Severance Executive’s express written consent, the Company’s requiring the Special Severance Executive’s work location to be other than within twenty-five (25) miles of the location where such Special Severance Executive was principally working immediately prior to the Acceleration Event; or (iii) any failure by the Company to obtain the express written assumption of this Plan from any successor to the Company; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Special Severance Executive’s knowledge thereof, unless the Special Severance Executive has given the Company notice thereof prior to such date.
“Potential Acceleration Event” shall mean any execution of an agreement, the commencement of a tender offer or any other transaction or event that if consummated would result in an Acceleration Event.

4.	Severance Benefits Upon Termination of Employment
If, a Special Severance Executive’s employment with the Company is terminated due to a Qualifying Termination, he or she shall receive the severance benefits set forth in Section 5 hereof (“Severance Benefits”). For purposes hereof, (i) a “Qualifying Termination” shall mean a termination of a Special Severance Executive’s employment with the Company either (x) by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) prior to the occurrence of an Acceleration Event and either (1) following the public announcement of the transaction or event which ultimately results in such Acceleration Event or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in an Acceleration Event; or (y) by a Special Severance Executive for Good Reason within the two (2) year period commencing with the date of the occurrence of an Acceleration Event and (ii) a determination by a Special Severance Executive that he or she has “Good Reason” hereunder shall be final and binding on the parties hereto unless the Company can establish by a preponderance of the evidence that “Good Reason” does not exist.

5.	Severance Benefits
Job Level M7 and M6 Benefits
Severance Benefits for Special Severance Executives (i) in Job Level M7 or M6 at the time of a Qualifying Termination or at any time during the two (2) year period immediately preceding the Acceleration Event or (ii) designated as a covered employee in Job Level M7 or M6 in accordance with Section 2 hereof:
•    Accrued Rights - The Special Severance Executive’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Special Severance Executive in accordance with Company policy prior to the date of the Special Severance Executive’s termination of employment and such employee benefits, if any, as to which the Special Severance Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company’s vacation policy.
•    Severance Pay - The sum of (x) three (3) times the current annual base salary rate paid (whether or not deferred) to the Special Severance Executive at the time of the Special Severance Executive’s termination of employment, and (y) three (3) times the current annual bonus paid or awarded (whether or not deferred) to the Special Severance Executive in respect of either (i) an Acceleration Event or (ii) the Special Severance Executive’s termination of employment.
•    Benefits and Perquisites
> COBRA Subsidy

In the absence of any other determination by the Company, if you are enrolled in one of the Company’s medical and/or dental or vision plans immediately prior to your termination date, you will receive a COBRA Subsidy if you elect COBRA Continuation Coverage under the plan(s) and sign the Release to receive the severance payments described herein. The COBRA Subsidy is paid as follows: During the first six months of COBRA Continuation Coverage, which begins on the first day of the month following your termination date, the Company will pay the portion of your COBRA premium for the medical, dental and/or vision coverage under COBRA, if any, that exceeds the premium you would have paid for such coverage if your employment had not been terminated.

To receive COBRA Continuation Coverage you must elect the coverage and pay the required premiums when due. Unless the Company determines otherwise, COBRA premium payments by employees will be on an after tax basis and will be billed by a third party administrator. COBRA Continuation Coverage will be governed by and will terminate in accordance with the provisions of the medical, dental, Flexible Spending Account, vision and/or employee assistance plan, if applicable, in which you participate.

> Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to three (3) times the following amount: the highest annual base salary rate determined above under “Severance Pay” times the highest percentage rate of Company Contributions (not to exceed seven percent (7%) with respect to the Special Severance Executive under the ITT Retirement Savings Plan and/or ITT Supplemental Retirement Savings Plan (or corresponding savings plan arrangements outside the United States) (“Savings Plans”) (including matching contributions and core contributions) at any time during the three (3) year period immediately preceding the Special Severance Executive’s termination of employment or the three (3) year period immediately preceding the Acceleration Event. This provision shall apply to any Special Severance Executive who is a member of any of the Savings Plans at any time during such three (3) year period.
•    Outplacement — Outplacement services for one (1) year.
Job Level M5 (only including M5 employees who are White Plains Corporate Staff Executives) Benefits
Severance Benefits for Special Severance Executives (i) in Job Level M5 (only including M5 employees who are White Plains Corporate Staff Executives) at the time of a Qualifying Termination or at any time during the two (2) year period immediately preceding the Acceleration Event or (ii) designated as a covered employee in Job Level M5 (only including M5 employees who are White Plains Corporate Staff Executives) in accordance with Section 2 hereof; provided, that a Special Severance Executive who is in Job Level M5 (only including M5 employees who are White Plains Corporate Staff Executives) at the time of a Qualifying Termination but was in Job Level M7 or M6 anytime during the two (2) year period immediately preceding the Acceleration Event shall be entitled to Severance Benefits as a Special Severance Executive in Job Level M7 or M6 and shall not be entitled to the Severance Benefits set forth below:
•    Accrued Rights - The Special Severance Executive’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Special Severance Executive in accordance with Company policy prior to the date of the Special Severance Executive’s termination of employment and such employee benefits, if any, as to which the Special Severance Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company’s vacation policy.
•    Severance Pay — The sum of (x) two (2) times the current annual base salary rate paid (whether or not deferred) to the Special Severance Executive at the Special Severance Executive’s termination of employment, and (y) two (2) times the current annual bonus paid or awarded (whether or not deferred) to the Special Severance Executive in respect of either (i) an Acceleration Event or (ii) the Special Severance Executive’s termination of employment.
•    Benefits and Perquisites
> COBRA Subsidy

In the absence of any other determination by the Company, if you are enrolled in one of the Company’s medical and/or dental or vision plans immediately prior to your termination date, you will receive a COBRA Subsidy if you elect COBRA Continuation Coverage under the plan(s) and sign the Release to receive the severance payments described herein. The COBRA Subsidy is paid as follows: During the first six months of COBRA Continuation Coverage, which begins on the first day of the month following your termination date, the Company will pay the portion of your COBRA premium for the medical, dental and/or vision coverage under COBRA, if any, that exceeds the premium you would have paid for such coverage if your employment had not been terminated.

To receive COBRA Continuation Coverage you must elect the coverage and pay the required premiums when due. Unless the Company determines otherwise, COBRA premium payments by employees will be on an after tax basis and will be billed by a third party administrator. COBRA Continuation Coverage will be governed by and will terminate in accordance with the provisions of the medical, dental, Flexible Spending Account, vision and/or employee assistance plan, if applicable, in which you participate.

> Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to two (2) times the following amount: the highest annual base salary rate determined above under “Severance Pay” times the highest percentage rate of Company Contributions (not to exceed seven percent (7%)) with respect to the Special Severance Executive under the ITT Retirement Savings Plan and/or the ITT Supplemental Retirement Savings Plan (or corresponding savings plan arrangements outside the United States) (“Savings Plans”) (including matching contributions and core contributions) at any time during either the three (3) year period immediately preceding the Special Severance Executive’s termination of employment or the three (3) year period immediately preceding the Acceleration Event. This provision shall apply to any Special Severance Executive who is a member of any of the Savings Plans at any time during such three (3) year period.
•    Outplacement – Outplacement services for one year.
General
With respect to the provision of benefits described above during the above described respective three and two year periods, if, for any reason at any time the Company is unable to treat the Special Severance Executive as being eligible for ongoing participation in any Company employee benefit plans or perquisites in existence immediately prior to the termination of employment of the Special Severance Executive, and if, as a result thereof, the Special Severance Executive does not receive a benefit or perquisite or receives a reduced benefit or perquisite, the Company shall provide a reasonable financial payment to compensate the Special Severance Executive for the loss or reduction of the benefit or perquisite in a manner consistent with Section 15 below.
Release Required
Subject to applicable law, in order to receive any severance payment benefits, you must sign and not revoke a waiver/release (the “Release”), in a form provided by the Company, of all claims arising out of your employment relationship with the Company and the termination of that relationship. You must also return all Company property in your possession, including files, manuals, keys, access cards, credit cards and Company-owned equipment. You may also be required, in the discretion of the Company, to reaffirm or agree to the Company Confidentiality, Non-Compete, and Intellectual Property Assignment Agreement or any confidentiality, non-competition or non-disparagement agreements previously entered into between you and the Company and you may be required to agree to such additional terms and conditions related to the termination of your employment relationship with the Company that the Company, in its sole discretion, decides to require as a condition of receiving severance payments hereunder.

6.	Form of Payment of Severance Pay and Lump Sum Payments
Severance Pay shall be paid in cash, in non-discounted equal periodic installment payments corresponding to the frequency and duration of the severance payments that the Special Severance Executive would have been entitled to receive from the Company as a normal severance benefit in the absence of the occurrence of an Acceleration Event. The Savings Plan Lump Sum Amount shall be paid in cash within thirty (30) calendar days after the date the employment of the Special Severance Executive terminates (subject to the execution of a release, which becomes irrevocable, as described in Section 5). The timing of payments are subject to Section 15.

7.	Termination of Employment — Other
The Severance Benefits shall only be payable upon a Special Severance Executive’s termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of an Acceleration Event, a Special Severance Executive is terminated due to the Special Severance Executive’s death or disability (as defined in the long-term disability plan in which the Special Severance Executive is entitled to participate (whether or not the Special Severance Executive voluntarily participates in such plan)) and, at the time of such termination, the Special Severance Executive had grounds to resign with Good Reason, such termination of employment shall be deemed to be a Qualifying Termination.

8.	Administration of Plan
This Plan shall be administered by ITT, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by ITT shall be final, conclusive and binding on all parties affected thereby.
Notwithstanding the preceding paragraph, following an Acceleration Event, any controversy or claim arising out of or relating to this Plan, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the entire cost thereof shall be borne by the Company. The location of the arbitration proceedings shall be reasonably acceptable to the Special Severance Executive. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Special Severance Executive as a result of the Company’s refusal to provide any of the Severance Benefits to which the Special Severance Executive becomes entitled under this Plan, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the Special Severance Executive and the Company pertaining to this Plan. The Company shall pay such fees and expenses from the general assets of the Company. To the extent required by Labor Department Regulation § 2560.503-1(c)(4), arbitration required under this paragraph shall be conducted as the appeal under the claims procedures described in Section 16, and the Special Severance Executive shall not be precluded from challenging the arbitrator’s decision in litigation filed under ERISA or other applicable law.

9.	Termination or Amendment
ITT may terminate or amend this Plan (“Plan Change”) at any time except, that following the occurrence of (i) an Acceleration Event or (ii) a Potential Acceleration Event, no Plan Change that would adversely affect any Special Severance Executive may be made without the prior written consent of such Special Severance Executive affected thereby; provided, however, that (ii) above shall cease to apply if such Potential Acceleration Event does not result in the occurrence of an Acceleration Event. Such action shall be taken by the Board of Directors of ITT Corporation (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), or a person or committee delegated by the Board or Compensation Committee.

10.	Offset
Any Severance Benefits provided to a Special Severance Executive under this Plan shall be offset in a manner consistent with Section 15 by reducing (x) any Severance Pay hereunder by any severance pay, salary continuation pay, termination pay or similar pay or allowance and (y) any other Severance Benefits hereunder by corresponding employee benefits, perquisites or outplacement services, which the Special Severance Executive receives or is entitled to receive, (i) under the ITT Corporation Senior Executive Severance Pay Plan; (ii) pursuant to any other Company policy, practice, program or arrangement; (iii)

pursuant to any Company employment agreement or other agreement with the Company; or (iv) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States, unless the Special Severance Executive voluntarily expressly waives (which the Special Severance Executive shall have the exclusive right to do) in writing any such respective entitlement.
Any amounts due under this Plan may be reduced by the Company, in a manner consistent with Section 15, by any amount that the Special Severance Executive owes to the Company, including under the Company’s clawback or recoupment policy, as such policy may be amended from time to time.

11.	Excise Tax
In the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate of all Payments shall be reduced so that the Present Value of the aggregate of all Payments does not exceed the Safe Harbor Amount; provided, however, that no such reduction shall be effected, if the Net After-tax Benefit to Special Severance Executive of receiving all of the Payments exceeds the Net After-tax Benefit to Special Severance Executive resulting from having such Payments so reduced. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.
For purposes of this Section 11, the following terms have the following meanings:
(i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Special Severance Executive with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Special Severance Executive’s taxable year in which the Change in Control occurs.
(ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Special Severance Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this Section 11.
(iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.
(iv) “Safe Harbor Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.
All determinations required to be made under this Section 11, including whether and when a reduction is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the Special Severance Executive and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Special Severance Executive within ten (10) business days of the receipt of notice from the Special Severance Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any reduction, the Special Severance Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such determination of the amount of the reduction is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Special Severance Executive’s residence or place of employment, whichever is higher, in the calendar year in which such determination is to be made.
All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Special Severance Executive, it shall so indicate to the

Special Severance Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Special Severance Executive.

12.	Miscellaneous
The Special Severance Executive shall not be entitled to any notice of termination or pay in lieu thereof.
Severance Benefits under this Plan are paid entirely by the Company from its general assets.
This Plan is not a contract of employment, does not guarantee the Special Severance Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Special Severance Executive at any time.
If a Special Severance Executive should die while any amount is still payable to the Special Severance Executive hereunder had the Special Severance Executive continued to live, all such amounts shall be paid in accordance with this Plan to the Special Severance Executive’s designated heirs or, in the absence of such designation, to the Special Severance Executive’s estate.
The numbered section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.
The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.
The Plan shall be binding on all successors and assigns of the ITT and a Special Severance Executive.

13.	Notices
Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:

ITT Corporation
1133 Westchester Avenue
White Plains, New York 10604 Attention: General Counsel

If to Special Severance Executive:
To the most recent address of Special Severance Executive set forth in the personnel records of ITT.

14.	Adoption Date
This Plan was initially adopted by ITT on March 10, 1997 (“Adoption Date”) and does not apply to any termination of employment which occurred or which was communicated to the Special Severance Executive prior to the Adoption Date.

15.	Section 409A
This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Special Severance Executive’s termination of employment with the Company the Special Severance Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Special Severance Executive) until the date that is six months following the Special Severance Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Special Severance Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).
Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent that any payment under this Plan is subject to Section 409A and is deemed to be a substitution for any payment under another arrangement, the payment shall be made under this Plan at the same time or under the same schedule as specified under such other arrangement (as determined under Section 409A). All payments to be made upon a termination of employment that constitute deferred compensation under this Plan may only be made upon a “separation from service” as defined under Section 409A of the Code. In no event may a Special Severance Executive, directly or indirectly, designate the calendar year of payment. Any separation payment that constitutes deferred compensation under Section 409A of the Code, that is conditioned upon a release, and that is due during a sixty-day period immediately following separation from service that spans two calendar years shall be paid in the second of such calendar years. The Company shall consult with Special Severance Executives in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Special Severance Executives with respect thereto.
16. Claims Procedures

A. Adverse Benefit Determinations
An Executive may contest the determination of eligibility and/or the administration of the benefits by completing and filing a written claim for reconsideration with the Compensation and Personnel Committee of the Board of Directors of the Company (the “Plan Administrator”). If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the Executive, in writing, within ninety (90) days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the Executive prior to the termination of the initial ninety-day period. The extension shall not exceed a period of ninety (90) days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision. The Executive may not file a claim for benefits under the Plan more than one (1) year after the date of termination of employment with the Company.
The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the Executive:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the Executive to perfect the claim and an explanation as to why such information is necessary; and

4.
an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the Executive’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

B. Appeal of Adverse Benefit Determinations
An Executive or his or her duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. The Executive or duly authorized representative may:

1.	request a review upon written notice to the Plan Administrator within sixty (60) days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the claim for benefits.

The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Executive relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than sixty (60) days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the Executive prior to the termination of the initial sixty-day period. The extension shall not exceed a period of sixty (60) days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review. However, if the Plan Administrator holds regularly scheduled meetings at least quarterly, the Plan Administrator shall instead make a benefit determination no later than the date of the meeting of the Plan Administrator that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting following the plan's receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator shall provide the Executive with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.

The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by the Executive:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	the Executive’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of the Executive’s right to bring a civil action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If any interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to an interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.